Exhibit 1.01
Conflict Minerals Report of Levi Strauss & Co. in Accordance with Rule 13p-1 under the
Securities Exchange Act of 1934 for the Year Ended December 31, 2023
This report has been prepared by Levi Strauss & Co. (herein referred to as the “Company,” “we,” “us,” or “our”) pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Please refer to the Rule, the 1934 Act Release No. 34-67716 and Form SD for definitions of terms used in this report, unless otherwise defined herein.
We are one of the world’s largest brand-name apparel companies. We design, market and sell – directly or through third parties and licensees – products that include jeans, casual and dress pants, tops, shorts, skirts, dresses, jackets, activewear, footwear and related accessories for men, women and children around the world under the Levi’s®, Signature by Levi Strauss & Co.™, Denizen®, Dockers® and Beyond Yoga® brands. We conducted an analysis of our products, including those that are contracted to be manufactured, and found that small quantities of tin, tantalum, tungsten or gold (collectively, “3TG”) are found in certain apparel and accessories products that we manufacture or contract to be manufactured.
Reasonable Country of Origin Inquiry and Due Diligence
Overview: 3TG are necessary to the functionality of certain apparel and accessories products (described above in more detail) that the Company manufactures or contracts to be manufactured (“In-Scope Products”). For calendar year 2023, we took the following actions:
•conducted a reasonable country of origin (“RCOI”) inquiry regarding 3TG used in the In-Scope Products that was reasonably designed to determine whether any of the 3TG originated in the Democratic Republic of Congo or an adjoining country (“Covered Country”) or is from recycled or scrap sources; and
•exercised due diligence on the source and chain of custody of the 3TG used in the In-Scope Products.
We have established a management system to support supply chain due diligence related to 3TG. Our management system includes a team of subject matter experts from functions such as supplier management, finance, law, global corporate citizenship, and our international organization (collectively, the “Internal Team”). The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy.
Our due diligence measures conformed, in all material respects, to the due diligence framework described by the Organisation for Economic Co-operation and Development in the publication OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, OECD Publishing and the related Supplements for 3TG (“OECD Guidance”).
In accordance with the OECD Guidance, we have established a Responsible Minerals Sourcing Policy related to sourcing of products that contain 3TG.A copy of our Responsible Minerals Sourcing Policy is available on our website at: https://www.levistrauss.com/how-we-do-business/sustainability-resources-and-commitments.
Work with Suppliers: We do not have any direct relationships with 3TG smelters and refiners and as such do not source directly from any 3TG smelters and refiners.
Because of the complexity and size of our supply chain, we developed a risk-based approach that focused on our “major suppliers,” which fall into the following categories: independent contract manufacturers, sundry and mill suppliers and licensees. We believe this was a reasonable approach because there is relatively little variation in our largest independent contract manufacturers, raw material suppliers and licensees from year to year.
•Independent Contract Manufacturers: We source nearly all of our products through independent contract manufacturers. The remainder are sourced from our company-operated manufacturing and finishing plants and licensees. We use numerous independent contract manufacturers located throughout the world for the production and finishing of our products. Our company-operated manufacturing and finishing plants source any 3TG materials incorporated into our products from our sundry and mill suppliers.
•Sundry and Mill Suppliers: Additionally, we have relationships with a vast network of sundry and mill suppliers throughout the world. We nominate raw material components produced by these sundry and mill suppliers that our independent contract manufacturers and company-operated manufacturing and finishing plants are required to procure for the production of certain products

•Licensees: The appeal of our brands across consumer groups and our global reach enables us to license our Levi’s® and Dockers® trademarks for a variety of product categories in multiple markets in the Americas, Europe and Asia Pacific regions, including footwear, belts, wallets and bags, outerwear, sweaters, dress shirts, kidswear, sleepwear and hosiery. In addition to product category licenses, we enter into regional license agreements with third parties to produce, market and distribute our products in several countries around the world, including various Latin American, Middle Eastern and Asia Pacific countries. We enter into licensing agreements with our licensees covering royalty payments, product design and manufacturing standards, the marketing and sale of licensed products, and the protection of our trademarks. We require our licensees to comply with our code of conduct for contract manufacturing.
A third-party service provider (the “Service Provider”) requested that all identified suppliers provide information regarding 3TG and smelters using the Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template (the “CMRT”). The CMRT includes questions regarding a direct supplier’s conflict-free policy and its due diligence process, and information about its supply chain such as the origin of the 3TG in the products provided by the supplier.
The Service Provider reviewed the responses against certain criteria to determine which respondents required further engagement. This review entailed, among other actions: (a) analysis of steps taken by the supplier to identify 3TG in its own supply chain, (b) identification of incomplete responses from suppliers, as well as (c) examination to identify inconsistencies among the data reported by the surveyed suppliers. The Service Provider followed up and worked directly with each supplier, as necessary, in an effort to secure revised or clarified responses.
Smelters and Refiners Identified
As a result of the Company’s RCOI and conflict minerals due diligence, 194 suppliers provided completed CMRTs to the Company. The Company’s suppliers identified 221 smelters and refiners from which they source conflict minerals that appear on the RMI’s Standard Smelter List, and of those smelters and refiners, 198 smelters and refiners, or approximately 90%, have successfully completed an assessment against the applicable RMI Responsible Minerals Assurance Process standard or an equivalent cross-recognized assessment. We were not able to determine the countries of origin or the mines or locations of origin of the conflict minerals sourced from such smelters and refiners. The Company has not voluntarily elected to describe any of its In-Scope Products as “DRC conflict free,” and therefore an independent private sector audit of this report has not been conducted.
Smelter and refiner status is provided as of May 6, 2024.
The Company’s Form SD and this report will be publicly available at https://investors.levistrauss.com/financials/sec-filings/ upon the filing of this report.
Steps to Be Taken to Mitigate Risk:
We intend to continue to take the following steps to improve the due diligence conducted to further mitigate the risk that the 3TG used in our In-Scope Products benefits armed groups in the Covered Countries:
•Include a conflict minerals flow-down clause in new or renewed supplier, contract manufacturing and license agreements.
•Continue to drive a higher response rate and more complete responses from our suppliers.
•Engage with our suppliers to encourage further standardized reporting of the sources of 3TG using the CMRT.

Caution Concerning Forward-Looking Statements

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” and “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.

Documents Incorporated by Reference

Unless otherwise stated herein, any documents, third-party materials or references to websites (including the Company’s) are not incorporated by reference in, or considered to be a part of, this report unless expressly incorporated by reference herein.

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